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                                                                      EXHIBIT 11

                    CALCULATION OF EARNINGS PER COMMON SHARE
                     REEVES INDUSTRIES, INC. AND SUBSIDIARY

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                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                1991       1992      1993
                                                              --------   --------   -------
                                                                (IN THOUSANDS, EXCEPT PER
                                                                       SHARE DATA)
Income from continuing operations...........................  $  4,544   $  5,976   $ 7,857
Adjustments
  Preferred dividends.......................................      (298)
                                                              --------   --------   -------
Income from continuing operations attributable to common
 shares.....................................................     4,246      5,976     7,857
Net gain on disposal of discontinued operations.............     2,830
                                                              --------   --------   -------
Income before extraordinary item and cumulative effect of a
 change in accounting principle attributable to common
 shares.....................................................     7,076      5,976     7,857
Extraordinary loss from early extinguishment of debt........               (6,112)
Cumulative effect of a change in accounting principle.......                3,221
                                                              --------   --------   -------
Net income attributable to common shares....................  $  7,076   $  3,085   $ 7,857
                                                              --------   --------   -------
                                                              --------   --------   -------
Primary and fully diluted earnings
 per common share:
Income from continuing operations...........................  $    .23   $    .16   $   .22
Income before extraordinary item and cumulative effect of a
 change in accounting principle.............................       .39        .16       .22
Cumulative effect of a change in accounting principle.......                  .09
Net income..................................................       .39        .08       .22
Weighted average common shares
 primary and fully diluted..................................    18,118     36,724    34,978
                                                              --------   --------   -------
                                                              --------   --------   -------
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